Exhibit 3.3  -- Certificate of Amendment of the Articles of Incorporation

FILED# C28263-99
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FEB 20 2003
IN THE OFFICE OF
Dean Heller
DEAN HELLER SECRETARY OF STATE


                              CERTIFICATE OF AMENDMENT
                                     OF THE
                             ARTICLES OF INCORPORATION
                                       OF
                         BENCHMARK TECHNOLOGY CORPORATION


(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

     We the undersigned do hereby certify that:

     1. Benchmark Technology Corporation (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on November 12, 1999, file number: #C28263-1999.

     2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE I entitled "Name of Company" and replacing it in its entirety with the following amendment:

     ARTICLE 1: The name of Company:

                       ABSOLUTE GLASS PROTECTION, INC.

     3. This amendment to the Articles of Incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

     4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 13,576,727 that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     The undersigned has signed these Articles on February 20, 2003.


/s/ John Dean Harper             /s/ Christopher Stevens by JDH with permission
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By: John Dean Harper             By: Christopher Stevens
Title: President                 Title: Secretary


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